SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Preliminary Information Statement

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EQ Advisors Trust
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

SUPPLEMENT DATED JULY 1, 2005 TO THE

PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

DATED MAY 1, 2005

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

This Supplement updates the above-referenced Prospectus and Statement of Additional Information of EQ Advisors Trust (the “Trust”). You may obtain an additional copy of the Prospectus or Statement of Additional Information, or the Trust’s most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104. In addition, the information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. The purpose of this Supplement and Information Statement is to provide you with information about the investment advisory agreement between AXA Equitable Life Insurance Company (“AXA Equitable”), as the Trust’s Investment Manager, and Lazard Asset Management LLC (“LAM”), the investment sub-adviser to the EQ/Lazard Small Cap Value Portfolio (the “Portfolio”), and certain events and transactions that may be deemed to be a technical “assignment” of the agreement, as the term “assignment” is defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”).

LAM is a wholly owned subsidiary of Lazard Frères & Co. LLC (“LF&Co.”), which is a wholly owned subsidiary of Lazard Group LLC (“Lazard”). In connection with an initial public offering, Lazard entered into a series of transactions that included the formation of a new parent entity, Lazard Ltd which on May 5, 2005 made a public offering of its shares and involved other related changes in the structure of Lazard (the “Restructuring”). To the extent that the Restructuring may be deemed to be a technical “assignment” (as defined under the Advisers Act and the 1940 Act) of the existing investment advisory agreement between AXA Equitable and LAM (“Existing Investment Advisory Agreement”), the Existing Investment Advisory Agreement would terminate in accordance with the terms of the 1940 Act.

AXA Equitable serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust’s shares and are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between AXA Equitable and the Advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a regular meeting of the Board of Trustees of the Trust held on March 11, 2005, the Board of Trustees, including the Trustees who are not “interested persons” of the Trust, the Investment Manager, the Advisers or the Distributors (as that term is defined in the Investment Company Act of 1940, as amended) (“Independent Trustees”), unanimously approved the Investment Manager’s proposal to approve a new Investment Advisory Agreement between AXA Equitable and LAM due to the automatic termination of the Existing Investment Advisory Agreement triggered by the assignment provisions under both the 1940 Act and the Existing Investment Advisory Agreement.

Factors Considered by the Board

In approving the Investment Advisory Agreement with LAM, the Board of Trustees reviewed and evaluated information furnished by the Investment Manager and LAM. The Board of Trustees also discussed and reviewed the terms of the proposed Investment Advisory Agreement. In addition, the Board of Trustees took into consideration the fact that on July 9, 2004, it had reviewed and evaluated certain factors related to the retention of LAM as the Adviser to the Portfolio. In particular, the Board of Trustees reviewed and evaluated the following factors: (i) the nature, quality and extent of the services expected to be rendered by LAM to the Portfolio; (ii) LAM’s investment approach; (iii) the structure of LAM and its ability to provide services to the Portfolio, based on its financial condition as well as the credentials, reputation, background and investment experience of its personnel; (iv) LAM’s investment, stock selection and research process and its historical performance records relative to a peer group and to other benchmarks; (v) a comparison of LAM’s advisory fee with those of other potential advisers, and the reasonableness of such fees in light of the extent and quality of the services to be provided; and (vi) indirect costs and benefits of LAM serving as an Adviser to the Portfolio. Based on its consideration and review of the foregoing information, the Board of Trustees determined that the Portfolio is likely to benefit from the nature and quality of the services expected to be provided by LAM, as well as its ability to render such services based on its experience, reputation and resources and its investment approach, style and process. The Board of Trustees also determined that LAM’s historical performance record compared favorably to its peer group and benchmark. The Board of Trustees further determined that LAM’s advisory fee was reasonable in light of the extent and quality of the services expected to be provided and that the Investment Advisory Agreement between the Investment Manager and LAM with respect to the Portfolio was in the best interests of the Portfolio and its shareholders. Because the formation of LAM’s new parent entity is not expected to result in any changes to the services provided by LAM, the Board of Trustees concluded that: (i) the assignment would not impact any of the factors on which the Board previously evaluated the services of LAM; and (ii) the bases for its prior approval of the Investment Advisory Agreement remain valid. As a result of the Board of Trustees’ determination, effective as of [May 5,] 2005, LAM will continue to be an Adviser to the Portfolio following the formation of its new parent entity and execution of a new Investment Advisory Agreement with AXA Equitable.

Information Regarding the Investment Advisory Agreement

Except as to effective date and duration, the terms of the new Investment Advisory Agreement between AXA Equitable and LAM for the Portfolio are substantially similar to those of the Existing Investment Advisory Agreement between AXA Equitable and LAM. The new Investment Advisory Agreement provides that it will remain in effect for its initial term and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The new Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the portfolio, on sixty days’ written notice to AXA Equitable and LAM, or by AXA Equitable or LAM on sixty days’ written notice to the Trust and the other party. The agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

The new Investment Advisory Agreement generally provides that LAM will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by LAM with respect to the Portfolio, except that nothing in the agreement limits LAM’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of LAM in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the respective portfolio advised by LAM, if such statement or omission was made in reliance upon information furnished by LAM to AXA Equitable or the Trust.

Under the Existing Investment Advisory Agreement between AXA Equitable and LAM with respect to the Portfolio, dated as of August 31, 2003, LAM received an advisory fee based on the assets of the Portfolio as follows: 0.50% of the average daily net assets of the portfolio up to and including $500 million; and 0.45% of the average daily net assets of the portfolio in excess of $500 million. For the fiscal year ended December 31, 2004, LAM received $4,926,977 in advisory fees with respect to the Portfolio. The Existing Investment Advisory Agreement between AXA Equitable and LAM with respect to the Portfolio was last approved by the Board of Trustees on July 9, 2004.

Information Regarding LAM

As the Adviser to the Portfolio, LAM provides the Portfolio with investment research, advice and supervision and manages the Portfolio’s securities consistent with its investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s Prospectus. The principal risks of investing in the Portfolio are listed in the Fund Prospectus under the heading “EQ/Lazard Small Cap Value Portfolio – The Principal Risks”.

The day-to-day management of the Portfolio will be performed by the same team of investment professionals currently performing such services as described in the Prospectus. This team consists of the following investment professionals: Andrew Lacey, Deputy Chairman, with LAM since 1996; and Patrick Mullin, Director, with LAM since 1998.

LAM manages assets for individuals and institutional clients, including corporations, labor unions, public pension funds, insurance companies, and banks, and through subadvisory relationships, broker-dealers and registered advisors worldwide. As of December 31, 2004, LAM and it affiliates had approximately $76.5 billion in assets under management.

The principal executive officer of LAM is Ashish Bhutani. The current directors of LAM are Ashish Bhutani, Bruce Wasserstein and Charles Ward. The sole Managing Member of LAM is LF&Co. The sole member of LF&Co. is Lazard. Information pertaining to the current ownership of Lazard is set forth on Schedule B to LAM’s current Form ADV, as filed with the Securities and Exchange Commission (File No. 801-61701). The principal business address for each of the foregoing persons and entities is 30 Rockefeller Plaza, New York, New York 10112.

Following the Restructuring, the sole Managing Member of LAM will continue to be LF&Co., and the sole member of LF&Co. will continue to be Lazard. Lazard will be managed by the Lazard Group Board, which will in turn be elected by Lazard Ltd as the indirect Managing Member of Lazard. The economic interests in Lazard, which will be non-voting, will be held by Lazard Ltd and by a newly formed company, LAZ-MD Holdings LLC (“LAZ-MD Holdings”). The economic interests in Lazard Ltd will be held by the public, and the voting rights in Lazard Ltd will be held by the public and by LAZ-MD Holdings (generally in a percentage equivalent to the economic interests that Lazard Ltd and LAZ-MD Holdings will hold in Lazard Group). LAZ-MD Holdings will be owned by current and former Managing Directors of Lazard (the “Working Members”).

As a result of the Restructuring, the current holders of interests in Lazard, other than the Working Members whose interests will be held through ownership of LAZ-MD Holdings, will no longer have any interest in Lazard. The interests of the Working Members in LAZ-MD Holdings will, over time, become effectively exchangeable for the publicly traded shares of stock in Lazard Ltd and, as interests in LAZ-MD Holdings are exchanged, the voting power in Lazard Ltd held by LAZ-MD Holdings and the economic interest in Lazard held by LAZ-MD Holdings will proportionately decline, so that, upon full exchange of all LAZ-MD Holdings interests, LAZ-MD Holdings will hold no interests in either Lazard or Lazard Ltd.

The principal business address of LAZ-MD Holdings is 30 Rockefeller Plaza, New York, New York 10112, and the principal business address of Lazard Ltd is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

* * * * *

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolio may engage in brokerage transactions with brokers that are affiliates of the Investment Manager or the Adviser(s), with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Investment Manager or the Adviser(s). For the fiscal year ended December 31, 2004, the Portfolio paid $2,330 to LF&Co., the sole Managing Member of LAM, representing 0.05% of the Portfolio’s total brokerage commissions.

Control Persons and Principal Holders

AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of May 24, 2005. AXA Equitable is organized as a New York stock life insurance company and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio. As of May 24, 2005, the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of the Portfolio. To the Trust’s knowledge, as of May 24, 2005, no Contractowner, or group of Contractholders, owned Contracts entitling such person to give voting instructions regarding more than 5% of the outstanding shares of each class of the portfolio.

A copy of the Trust’s 2005 Semi-Annual Report is enclosed.

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